Exhibit 10.9

BioForm Logo

October 1, 2003

Mr. Jacob Th.J. Delange

[HOME ADDRESS]

Dear Jacob:

We are pleased to offer you employment as Director of European Sales of BioForm Inc., to begin on October 1, 2003. In this role, your place of business shall be based in The Netherlands and you shall report to me. Your job description for this position is attached.

Your annual base salary will be Euros110,000 paid to you monthly, one month in arrears. Upon completing your six month anniversary, you will receive a pro-rated bonus of 20% of your base salary (based on six months employment). Should for any reason you are terminated prior to completion of these six months this bonus will be payable to you on a prorated basis.

Upon completion of your first six months of service, you will be eligible for the annual management bonus program. The annual management bonus program consists of a minimum of 20% of your base salary, paid on a pro-rata basis every 6 months. The annual management bonus program is contingent upon achieving your sales target and mutually agreed upon MBO’s associated with launching and growing the European business.

In addition, after six months of service you will be receiving a performance and salary review. BioForm will also provide social benefits in accordance with Dutch employment laws. The details are to be provided separately.

You will receive an incentive stock option for 15,000 shares of common stock, subject to approval by the Board of Directors and applicable ISO rules and limitations. Options are priced at the next meeting of the Board of Directors and begin vesting as of your date of hire. This stock option will vest 25% on the first anniversary of your hire and monthly thereafter over a four year total vesting period.

A car allowance or a leased car arrangement will be provided based on a mutually agreeable decision. BioForm will also provide a Euro 2000 cash advance for travel related expenses, and this advance will be paid back to the company at the time of separation.

The notice period will be eight weeks by either party or as required under Dutch employment law. Upon termination of the contract, BioForm Incorporated may deduct from any amounts owing there under any advances, reversed commissions, recoverable draws or other amounts then owed by the employee to BioForm Incorporated, (or to a third party if BioForm Incorporated is responsible contractually for such amounts).

Additionally, this offer is extended to you with the condition of signing our “Agreement Regarding Proprietary Information and Inventions” upon starting your new role.

The BioForm team looks forward to you joining us in our very exciting venture! I personally look forward to working with you and to the substantial contribution that I believe you will make to our team.

Sincerely,	Offer Accepted:

/s/ Lee Fagot	/s/ Jacob Th.J. Delange
Lee Fagot	Mr. Jacob Th.J. Delange
Vice President	(Signature)
International Sales